Exhibit 23

CPAs

DIXON, DAVIS, BAGENT & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

1205 WEAVER DRIVE, GRANVILLE, OHIO 43023 – 740-321-1000 – FAX 740-321-1100

Exchange Bancshares, Inc.

237 Main Street

P.O. Box 177

Luckey, OH 43443

We hereby consent to the incorporation by reference in this Form 10-KSB Annual Report of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2004 of our report dated January 23, 2003 included in the Form 10-KSB of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2002, filed March 31, 2003.

/s/  Dixon, Davis, Bagent & Co

Dixon, Davis, Bagent & Company

Granville, Ohio

March 22, 2005

Exhibit 23.1

Consent of Clifton Gunderson LLP, Independent Accountants

We consent to the inclusion in this Form 10-KSB/A Annual Report of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2004 of our report dated February 4, 2005, except for Note 17, as to which the date is June 28, 2005.

/s/  CLIFTON GUNDERSON LLP

Toledo, Ohio

July 8, 2005